                                                                     EXHIBIT 2.1

                     AGREEMENT AND PLAN OF RECAPITALIZATION



         THIS AGREEMENT AND PLAN OF RECAPITALIZATION, dated as of January 26, 1998 (the "Agreement"), is made by and among Mr. Herbert G. Blecker ("Mr. Blecker"), Mrs. Eunice Blecker ("Mrs. Blecker"), ICARUS Corporation, a Maryland corporation ("ICARUS MD"), ICARUS Services Limited, a private limited company organized under the laws of the United Kingdom ("ICARUS UK")(ICARUS MD and ICARUS UK are referred to collectively herein as the "Operating Companies"), and ICARUS International, Inc., a Maryland corporation ("Hold Co"). All of the aforesaid entities are collectively referred to herein as the "Parties," or individually, as a "Party."


                                  WITNESSETH:


         WHEREAS, Mr. Blecker and Mrs. Blecker beneficially own ninety-seven percent and three percent, respectively, of the issued and outstanding shares of capital stock of each of ICARUS MD and Hold Co and Mr. Blecker is the sole owner of all of the issued and outstanding shares of capital stock of ICARUS UK; and

         WHEREAS, the Boards of Directors of ICARUS MD and ICARUS UK have determined that it is in the best interests of the Operating Companies and their subsidiaries for the Operating Companies to be reorganized into a holding company form of ownership in accordance with the terms and conditions of this Agreement (the "Recapitalization"); and

         WHEREAS, the capitalization of ICARUS MD consists of one class of capital stock, $.01 par value per share (the "MD Stock"), the number of shares of which are authorized to be issued is one million (1,000,000), of which one hundred one thousand one hundred and three (101,103) shares are issued and outstanding and owned beneficially and of record by Mr. Blecker and five thousand six hundred and three (5,603) shares are issued and outstanding and owned beneficially and of record by Mrs. Blecker;

         WHEREAS, the capitalization of ICARUS UK consists of one class of shares of L1 each (the "UK Stock"), the number of shares of which are authorized to be issued is five thousand (5,000), of which two thousand eight hundred and eighty-nine (2,889) shares are issued and outstanding and owned beneficially and of record by Mr. Blecker and one (1) share is issued and outstanding and owned beneficially and of record by Mrs. Blecker;

         WHEREAS, the capitalization of Hold Co consists of common stock and preferred stock; the number of shares of common stock, $.01 par value per share ("Hold Co Common Stock"), which are authorized to be issued is twenty million (20,000,000), of which nine hundred and seventy (970) shares are issued and outstanding and owned beneficially and of record by Mr. Blecker and thirty (30) shares are issued and outstanding and owned beneficially and of record by Mrs. Blecker; and the number of shares of preferred stock,
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Agreement and Plan of Recapitalization
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$.01 par value per share, which are authorized to be issued is five million
(5,000,000) in the aggregate, and one hundred (100) shares of the Series A Preferred Stock (the "Hold Co Preferred Stock"), of which no shares are issued and outstanding as of the date of this Agreement;

         WHEREAS, the Recapitalization provided for herein is to be accomplished through the transfers by Mr. Blecker and Mrs. Blecker of all of their capital stock of ICARUS UK and ICARUS MD to Hold Co in exchange for a certain number of shares of the common and preferred stock of Hold Co, subject to the consummation of the initial public offering of the shares of Hold Co Common Stock; and

         WHEREAS, the Recapitalization provided for herein is intended to result in no recognition of gain or loss to the Operating Companies or to Mr. and Mrs. Blecker upon the transfer of the capital stock of the Operating Companies by Mr. and Mrs. Blecker to Hold Co, pursuant to Section 351(a) of the United States Internal Revenue Code of 1986, as amended (the "Code") and pursuant to Section 135 of the Taxation of Chargeable Gains Act of 1992 (the "UK Tax Code");

         NOW, THEREFORE, in consideration of the premises and of the mutual agreements herein contained, and in accordance with the applicable provisions of Maryland law and pursuant to the applicable provisions of the Code and the UK Tax Code and the regulations promulgated thereunder, the Parties hereby agree that upon the consummation of this Agreement, Mr. Blecker and Mrs. Blecker will own individually ninety-seven percent and three percent, respectively, of Hold Co, which corporation will wholly-own directly the Operating Companies. The terms and conditions of the Recapitalization shall be as follows:


                                   ARTICLE I
                              THE RECAPITALIZATION

         SECTION 1.1              RECAPITALIZATION PROCEDURE.

                 a.       (i)     On the day prior to the Closing Date of this
Agreement (as defined in Section 1.3, below), Mr. Blecker shall transfer, deliver and convey to Hold Co all of the shares of the UK Stock owned by him, properly endorsed for transfer, and Mrs. Blecker shall transfer, deliver and convey to Hold Co all of the shares of the UK Stock owned by her, accompanied by a stock transfer form duly completed and signed.

                          (ii)    On the Closing Date of this Agreement, Mr.
Blecker shall transfer, deliver and convey to Hold Co all of the shares of the MD Stock owned by him, properly endorsed for transfer, and Mrs. Blecker shall transfer, deliver and convey to Hold Co all of
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Agreement and Plan of Recapitalization
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the shares of the MD Stock owned by her, accompanied by a stock transfer form duly completed and signed.

                 b. In consideration of the receipt of all of the issued and outstanding shares of the UK Stock and the MD Stock, Hold Co shall issue to:
(i) Mr. Blecker 2,909,030 duly authorized, validly issued, fully paid and non-assessable shares of Hold Co Common Stock in consideration of the MD Stock and ninety-seven (97) duly authorized, validly issued fully paid and non-assessable shares of the Hold Co Preferred Stock in consideration of the UK Stock; and (ii) Mrs. Blecker 89,970 duly authorized, validly issued, fully paid and non-assessable shares of Hold Co Common Stock in consideration of the MD Stock and three (3) duly authorized, validly issued, fully paid and non-assessable shares of the Hold Co Preferred Stock in consideration of the UK Stock.

                 c. Hold Co shall not issue a certificate for shares of Hold Co Common Stock or Hold Co Preferred Stock, and neither Mr. Blecker nor Mrs. Blecker shall be entitled to participate in any dividend or distribution payable to holders of record of Hold Co Common Stock or Hold Co Preferred Stock, unless and until Mr. and Mrs. Blecker (as the case may be) shall have properly surrendered to Hold Co the certificates representing all of their shares of the UK Stock and the MD Stock, properly endorsed.

                 d. If the certificates representing shares of the UK Stock or the MD Stock owned by Mr. Blecker or Mrs. Blecker has been lost, destroyed, stolen or is otherwise missing, he or she shall receive certificates representing the shares of Hold Co Common Stock and Hold Co Preferred Stock to which he or she is entitled in accordance with, and upon compliance with, the conditions set forth in the respective Bylaws of ICARUS MD and ICARUS UK and the law applicable thereto.

                 e. The parties hereto acknowledge and agree that Mr. Blecker and Mrs. Blecker hereby waive all rights to dissent or seek the payment of the fair value of their shares pursuant to Section 3-202 of the Maryland General Corporation Law.

                 f. If, following the date of this Agreement, Hold Co shall change the number of outstanding shares of Hold Co Common Stock or Hold Co Preferred Stock as a result of a revaluation of Hold Co in the initial public offering process, a dividend, stock split, a reclassification or other subdivision or combination of outstanding shares or as a result of the issuance of shares of Hold Co Common Stock or of Hold Co Preferred Stock, and if the record date of such event occurs prior to the Closing Date, then unless waived in writing by Mr. Blecker and by Mrs. Blecker, an appropriate and proportionate adjustment shall be made to the number of shares of Hold Co Common Stock or Hold Co Preferred Stock so as to appropriately and proportionately increase or decrease the number of shares of Hold Co Common Stock or Preferred Stock to be issued hereunder.
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Agreement and Plan of Recapitalization
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         SECTION 1.2              RESULTS OF RECAPITALIZATION.

                 a. On the Closing Date, immediately subsequent to the consummation of the Recapitalization procedure set forth in Section 1.1, above:
(a) Mr. Blecker shall own ninety seven percent (97%) of the issued and outstanding Hold Co Common Stock and ninety seven (97%) of the issued and outstanding Hold Co Preferred Stock; (b) Mrs. Blecker shall own three percent (3%) of the issued and outstanding Hold Co Common Stock and three percent (3%) of the issued and outstanding Hold Co Preferred Stock; and (c) Hold Co shall own: (i) one hundred percent (100%) of the issued and outstanding shares of ICARUS UK and shall be the direct parent corporation of ICARUS UK; and (ii) one hundred percent (100%) of the issued and outstanding shares of ICARUS MD and shall be the direct parent corporation of ICARUS MD.

                 b. The status of shares of Hold Co Common Stock outstanding immediately prior to the Closing Date shall not be affected by the Recapitalization.

                 c. The Articles of Incorporation and Bylaws of Hold Co and the Operating Companies in effect on the Closing Date shall be the Articles of Incorporation and Bylaws of Hold Co and the Operating Companies, respectively, immediately after the Closing Date until amended pursuant to the respective provisions thereof.

                 d. The Board of Directors and officers of Hold Co and the Operating Companies immediately prior to the Closing Date shall be the Board of Directors and Officers of Hold Co and the Operating Companies, respectively, immediately thereafter until changed pursuant to the terms and conditions of the Articles of Incorporation and Bylaws of the respective corporations.

         SECTION 1.3              CLOSING.

                 The closing ("Closing") of this Agreement shall take place at the offices of ICARUS MD, or at such other place as Mr. Blecker shall designate, on a date and at a time specified by Mr. Blecker ("Closing Date") after the receipt of all required approvals, consents or authorizations and after expiration of any and all required waiting periods and shall be conditioned upon, and occur immediately prior to, the successful consummation of the initial public offering of the Hold Co Common Stock. The transactions shall be deemed to be effective as of the Closing Date. At the Closing, all of the parties hereto shall take such actions (including the exchange of certain closing documents and the issuance of certificates representing shares of Hold Co Common Stock and Hold Co Preferred Stock) as may be required herein and as shall otherwise be required by law to consummate the transactions contemplated hereby and to make them effective.
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Agreement and Plan of Recapitalization
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                                   ARTICLE II
                         REPRESENTATIONS AND WARRANTIES
                                       OF
                          MR. BLECKER AND MRS. BLECKER

         Mr. Blecker and Mrs. Blecker hereby represent and warrant to the other Parties hereto that to the best of their knowledge and belief:

         SECTION 2.1              ACCREDITED INVESTOR STATUS AND OWNERSHIP OF
                                  SHARES.

                 Mr. Blecker and Mrs. Blecker are "accredited investors" as defined by Regulation D promulgated under the Securities Act of 1933, as amended and each of them owns and has an unqualified right to and shall transfer to Hold Co at the Closing, good, valid and marketable title to the shares of the UK Stock and the MD Stock, free and clear of all liens and other encumbrances. Other than this Agreement, such shares of the UK Stock and the MD Stock are not subject to any voting trust, agreement or understanding, whether written or oral, including without limitation, any mortgage, indenture, note, guarantee, lease, license, contract, deed of trust, purchase, sale or other agreement, together with any amendments thereto (a "Contract"), including any Contract restricting or otherwise relating to the voting or disposition of such shares.

         SECTION 2.2              SELLERS' AUTHORITY.

                 Each of Mr. Blecker and Mrs. Blecker has the requisite individual power, capacity and authority under the laws of the State of Maryland to approve, execute, deliver and perform this Agreement and the other instruments and documents required or contemplated hereby.

         SECTION 2.3              BINDING EFFECT: NO VIOLATION; CONSENTS.

                 This Agreement constitutes, and, when executed and delivered, the other documents and instruments to be executed and delivered by each of Mr. Blecker and Mrs. Blecker pursuant hereto will constitute, valid and binding agreements of each of Mr. Blecker and Mrs. Blecker, enforceable in accordance with their respective terms, and neither the execution and delivery of this Agreement or the other documents and instruments to be executed and delivered by each of Mr. Blecker and Mrs. Blecker pursuant hereto, nor the consummation by each of Mr. Blecker and Mrs. Blecker of the transactions contemplated hereby or thereby will violate any statute or law or any rule, regulation, order, writ, injunction, judgment or decree of any court or governmental authority applicable to such individual. No consent, approval, authorization or action by, notice to or filing with any governmental authority or any other person is required with respect to Mr. Blecker or
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Agreement and Plan of Recapitalization
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Mrs. Blecker in connection with the execution, delivery and performance of this
Agreement, and other documents and instruments to be executed and delivered by such individuals pursuant hereto or the consummation by Mr. Blecker or Mrs. Blecker of the transactions contemplated hereby or thereby.

         SECTION 2.4              LITIGATION.

                 There are no claims, actions, suits, proceedings or investigations pending or threatened by or against either of Mr. Blecker or Mrs. Blecker with respect to the Operating Companies, the shares of capital stock of the Operating Companies or the transactions contemplated hereby, at law or in equity, before any federal, state, municipal or other governmental department, commission, board, agency, instrumentality or authority or court, tribunal, arbitrator or similar panel of any jurisdiction.

                                  ARTICLE III
                         REPRESENTATIONS AND WARRANTIES
                                       OF
                        HOLD CO, ICARUS MD AND ICARUS UK

         Hold Co, ICARUS MD and ICARUS UK hereby represent and warrant to the other Parties as follows:

         SECTION 3.1              DUE ORGANIZATION.

                 Each of Hold Co and Operating Companies is a corporation or private limited company, as the case may be, validly existing, and in good standing under the laws of the jurisdiction of its respective incorporation or organization and has all requisite corporate or organizational power and authority to carry on its business as now conducted and as proposed to be conducted through the Closing and to execute, deliver and perform this Agreement and the other instruments and documents to be executed and delivered in connection herewith and to carry out the transactions contemplated hereby and thereby.

         SECTION 3.2              DUE AUTHORIZATION.

                 The execution, delivery, and performance of this Agreement and the execution and delivery of the other instruments and documents required or contemplated hereby and the consummation of the transactions contemplated hereby by each of Hold Co and the Operating Companies have been, or will, prior to the Closing Date, be duly and validly authorized by the Board of Directors and all shareholders, or other applicable governing authority, of each of Hold Co and the Operating Companies.
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Agreement and Plan of Recapitalization
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         SECTION 3.3              BINDING EFFECT; NO VIOLATION; CONSENTS.

                 This Agreement constitutes, and, when executed and delivered, the other documents and instruments to be executed and delivered by Hold Co and each applicable Operating Companies pursuant hereto will constitute, valid and binding agreements of each such company enforceable in accordance with their respective terms, and neither the execution and delivery of this Agreement and the other documents and instruments to be executed and delivered by each applicable company pursuant hereto, nor the consummation by each such company of the transactions contemplated hereby or thereby will (i) violate or conflict with or result in any breach of any provision of its Articles or Certificate of Incorporation or other comparable organizational or governing documents, or Bylaws, or (ii) violate any statute or law or any rule, regulation, order, writ, injunction, judgment or decree of any court or governmental authority, excluding from the foregoing clause (ii) such violations which, in the aggregate, could not reasonably be expected to have a material adverse effect on the applicable company. No consent, approval, authorization or action by, notice to, or filing with, any governmental authority or any other person is required in connection with the execution, delivery and performance of this Agreement, the other documents and instruments to be executed and delivered by Hold Co and the Operating Companies pursuant hereto or the consummation by Hold Co and the Operating Companies of the transactions contemplated hereby or thereby, except (in the case of consents, approvals and notices required under Contracts) where the failure to obtain such consents and approvals and give such notices could not reasonably be expected to have a material adverse effect.

         SECTION 3.4              LITIGATION.

                 There are no claims, actions, suits, proceedings or investigations pending or threatened by or against Hold Co or any of the Operating Companies, at law or in equity, before any federal, state, municipal or other governmental department, commission, board, agency, instrumentality or authority or court, tribunal, arbitrator or similar panel of any jurisdiction which could have the effect of delaying, hindering, preventing or prohibiting the transactions contemplated hereby.

                                   ARTICLE IV
                                 MISCELLANEOUS

         SECTION 4.1              APPROVALS.

                 Prior to the Closing Date, this Agreement shall be approved in writing by the unanimous written consent of the stockholders of Hold Co, ICARUS MD and ICARUS UK,
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Agreement and Plan of Recapitalization
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by all required governmental authorities and by any third-party whose approval, authorization or consent is reasonably deemed to be necessary by the Parties.

         SECTION 4.2              TAX OPINION.

                 Prior to the Closing Date, the Parties hereto shall have received an opinion of Grant Thornton LLP substantially to the effect that:
(a)(i) for U.S. federal income tax purposes, consummation of the Recapitalization will constitute a transfer of property to a corporation controlled by the transferors in exchange for stock as set forth in Section 351 of the Code; (ii) that no taxable gain will be recognized by any Party to the Recapitalization upon the consummation of this Agreement; (iii) that the basis of the Hold Co Common Stock and the Hold Co Preferred Stock received by Mr. Blecker and Mrs. Blecker will be the same as the basis in the UK Stock and MD Stock surrendered by them therefore; (ii) that, if the Hold Co Common Stock and Hold Co Preferred Stock is a capital asset in the hands of Mr. Blecker and Mrs. Blecker at the effective time of the Recapitalization, then the holding period of the Hold Co Common Stock and Hold Co Preferred Stock received by them in the Recapitalization will include the holding period of the UK Stock and MD Stock surrendered therefore; and, (b)(i) for UK income tax purposes, the transfer of shares of UK Stock in exchange for Hold Co Preferred Stock will not constitute a taxable disposal for UK tax purposes. In rendering such opinion, Grant Thornton LLP may rely upon representations contained in certificates of the Parties.

         SECTION 4.3              TERMINATION.

                 This Agreement may be terminated by any of the Parties only if the initial public offering of the Hold Co Common Stock does not occur by June 30, 1998, hereto by a notice in writing delivered to the other Parties without obligation or liability to any other Party.

         SECTION 4.4              EXPENSES.

                 The expenses associated with this Recapitalization shall be paid by ICARUS MD for all of the Parties.

         SECTION 4.5              AMENDMENT; WAIVER.

                 (a) This Agreement may be amended or modified at any time and in any respect by the mutual written agreement of all of the Parties hereto.

                 (b) Any of the terms or conditions of this Agreement which may be legally waived may be waived in writing at any time by any Party hereto which is, or the stockholders of which are, entitled to the benefit thereof.
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Agreement and Plan of Recapitalization
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         SECTION 4.6              FURTHER ASSURANCE.

                 Each of the Parties hereto agrees to furnish to the others such further assurances with respect to the matters contemplated herein and their respective agreements, covenants, representations and warranties contained herein as such other Parties may reasonably request.

         SECTION 4.7              HEADINGS AND CAPTIONS.

                 Headings and captions of the sections and paragraphs of this Agreement have been inserted for convenience of reference only and do not constitute a part hereof.

         SECTION 4.8              SEVERABILITY OF PROVISIONS.

                 The invalidity or unenforceability of any term, phrase, clause, paragraph, restriction, covenant, agreement or other provision hereof shall in no way affect the validity or enforceability of any other provision or part hereof.

         SECTION 4.9              GOVERNING LAW.

                 This Agreement is made pursuant to, and shall be construed and be governed by, the laws of the State of Maryland and of the United States, and with respect to ICARUS UK, the laws of England.

         SECTION 4.10             ALL TERMS INCLUDED.

                 This Agreement sets forth all terms, conditions, agreements and understandings of the Parties with respect to the Recapitalization.

         SECTION 4.11             COUNTERPARTS.

                 This Agreement may be executed in several identical counterparts, each of which together shall constitute a single instrument. In making proof of the Agreement, it shall not be necessary to produce or account for more than one such counterpart.

         SECTION 4.12             ASSIGNMENT.

                 The rights and obligations of the Parties hereto may not be assigned without the prior written consent of the other Parties. This Agreement shall be binding upon, and shall inure to the benefit of, the Parties and their respective heirs, personal representatives, successors and permitted assignees.
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Agreement and Plan of Recapitalization
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         IN WITNESS WHEREOF, the Parties have executed, or have caused this
Agreement to be duly executed on their behalf by their officers thereunto duly authorized, all as of the date first above written, intending to be legally bound one to the other and that this Agreement be a contract under seal.

                                                   ICARUS INTERNATIONAL, INC.

Attest: /s/                               By: /s/
       ----------------------------          ----------------------------------------------
         Eunice E. Blecker                         Herbert G. Blecker
         Secretary                                 President

[CORPORATE SEAL]

                                                   ICARUS CORPORATION

Attest: /s/                               By: /s/
       ----------------------------          ----------------------------------------------
         Eunice E. Blecker                         Herbert G. Blecker
         Secretary                                 President

[CORPORATE SEAL]

                                                   ICARUS SERVICES LIMITED

Attest: /s/                               By: /s/
       ----------------------------          ----------------------------------------------
                                                   Herbert G. Blecker
                                                   Chairman
[CORPORATE SEAL]


                                                   HERBERT G. BLECKER

Attest: /s/                               By: /s/                                   (Seal)
       ----------------------------          ---------------------------------------
                                                   Herbert G. Blecker



                                                   EUNICE E. BLECKER

Attest: /s/                               By: /s/                                   (Seal)
       ----------------------------          ---------------------------------------
                                                   Eunice E. Blecker